Exhibit 99.1
For immediate release
May 1, 2024

AtriCure Reports First Quarter 2024 Financial Results
•Worldwide revenue of $108.9 million – an increase of 16.4% year over year
MASON, Ohio, May 1, 2024 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced first quarter 2024 financial results.
“We are proud to announce a strong start to 2024, marked by growth across each of our franchises worldwide,” said Michael Carrel, President and Chief Executive Officer at AtriCure. “We remain diligently focused on expanding the reach of our solutions for patients with advanced forms of Afib, managing the LAA in patients undergoing cardiac surgery and reducing post-operative pain. To that end, we look forward to advancing our clinical research initiatives and launching several new products this year.”
First Quarter 2024 Financial Results
Revenue for the first quarter 2024 was $108.9 million, an increase of 16.4% over first quarter 2023 revenue (16.3% on a constant currency basis), reflecting continuing adoption of our products by physicians globally. On a sequential basis, worldwide revenue for the first quarter 2024 increased approximately 2.2% from the fourth quarter 2023.
U.S. revenue was $90.2 million, an increase of $12.1 million or 15.4%, compared to the first quarter 2023. U.S. revenue growth was driven by sales across key product lines, highlighted by Hybrid AF™ Therapy procedures using the EPi-Sense System in minimally invasive ablation, the ENCOMPASS® clamp in open ablation, the AtriClip® Flex·V® device in appendage management, and the cryoSPHERE® probe for post-operative pain management. U.S. revenue growth was partially offset by pressure in minimally invasive appendage management products, primarily from a decline in the LARIAT® system sales. International revenue increased $3.3 million or 21.5% (21.1% on a constant currency basis) to $18.6 million, with robust activity across all franchises and geographic regions.
Gross profit for the first quarter 2024 was $81.3 million compared to $69.6 million for the first quarter 2023. Gross margin was 74.7% for the first quarter 2024, showing improvement of 21 basis points from the first quarter 2023 and reflecting more favorable product and geographic mix. Loss from operations for the first quarter 2024 was $10.9 million, compared to $5.8 million for the first quarter 2023, driven by the $4.0 million gain from legal settlement in 2023. Basic and diluted net loss per share was $0.28 for the first quarter 2024, compared to $0.14 for the first quarter 2023.
Adjusted EBITDA for the first quarter 2024 is $2.8 million, an increase of $0.9 million over first quarter of 2023. Adjusted loss per share for the first quarter 2024 was $0.25, compared to $0.23 for the first quarter 2023.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP financial measures. We discuss these non-GAAP financial measures and provide reconciliations to GAAP measures later in this release.
2024 Financial Guidance
Full year 2024 revenue is projected to be approximately $459 million to $466 million, reflecting growth of approximately 15% to 17% over full year 2023. Management continues to expect full year 2024 Adjusted EBITDA of approximately $26 million to $29 million, with improvements annually thereafter. Full year 2024 adjusted EBITDA represents an approximately 34% to 49% increase over full year 2023. Full year 2024 adjusted loss per share is expected to be in the range of $0.74 to $0.82.
Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Wednesday, May 1, 2024 to discuss first quarter 2024 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/

events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 37 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on X (formerly known as Twitter) @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release is as of May 1, 2024. We assume no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net income (loss) before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, legal settlement costs, impairment of intangible assets and change in fair value of contingent consideration liabilities. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)” later in this release.
Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments in fair value of contingent consideration liabilities, impairment of intangible assets, debt extinguishment and legal settlements. A reconciliation of adjusted loss per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.

CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Marissa Bych
Gilmartin Group
Investor Relations
(415) 937-5402
marissa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
United States Revenue:
Open ablation	$29,300	$25,142
Minimally invasive ablation	12,318	9,637
Pain management	12,739	11,068
Total ablation	54,357	45,847
Appendage management	35,892	32,342
Total United States	90,249	78,189
International Revenue:
Open ablation	7,902	7,286
Minimally invasive ablation	2,114	1,867
Pain management	937	228
Total ablation	10,953	9,381
Appendage management	7,649	5,924
Total International	18,602	15,305
Total revenue	108,851	93,494
Cost of revenue	27,583	23,885
Gross profit	81,268	69,609
Operating expenses:
Research and development expenses	19,845	15,327
Selling, general and administrative expenses	72,340	60,064
Total operating expenses	92,185	75,391
Loss from operations	(10,917)	(5,782)
Other expense, net	(2,169)	(616)
Loss before income tax expense	(13,086)	(6,398)
Income tax expense	183	78
Net loss	$(13,269)	$(6,476)
Basic and diluted net loss per share	$(0.28)	$(0.14)
Weighted average shares used in computing net loss per share:
Basic and diluted	46,719	46,107

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$105,957	$137,285
Accounts receivable, net	55,319	52,501
Inventories	71,945	67,897
Prepaid and other current assets	12,004	8,563
Total current assets	245,225	266,246
Property and equipment, net	42,035	42,435
Operating lease right-of-use assets	4,199	4,324
Goodwill and intangible assets, net	296,904	298,767
Other noncurrent assets	3,265	2,160
Total Assets	$591,628	$613,932
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$58,710	$72,036
Current maturities of lease liabilities	2,542	2,533
Total current liabilities	61,252	74,569
Long-term debt	61,865	60,593
Finance and operating lease liabilities	10,956	11,368
Other noncurrent liabilities	1,242	1,234
Total Liabilities	135,315	147,764
Stockholders' Equity:
Common stock	48	48
Additional paid-in capital	827,288	824,170
Accumulated other comprehensive loss	(697)	(993)
Accumulated deficit	(370,326)	(357,057)
Total Stockholders' Equity	456,313	466,168
Total Liabilities and Stockholders' Equity	$591,628	$613,932

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)

	Three Months Ended March 31,
	2024	2023
Net loss, as reported	$(13,269)	$(6,476)
Income tax expense	183	78
Other expense, net	2,169	616
Depreciation and amortization expense	4,452	2,943
Share-based compensation expense	9,265	8,760
Gain from legal settlement	—	(4,000)
Non-GAAP adjusted income (adjusted EBITDA)	$2,800	$1,921
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended March 31,
	2024	2023
Net loss, as reported	$(13,269)	$(6,476)
Loss on debt extinguishment	1,362	—
Gain from legal settlement	—	(4,000)
Non-GAAP adjusted net loss	$(11,907)	$(10,476)
Basic and diluted adjusted net loss per share	$(0.25)	$(0.23)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	46,719	46,107